Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Senior Vice President and	Global Communications Director
Chief Financial Officer	763-540-1212
763-540-1204

Tennant Company Reports 2016 First Quarter Results

First quarter net sales of $179.9 million and diluted EPS of $0.25;
Gross margin rose 110 basis points to 43.1 percent;
Company reaffirms 2016 full year guidance range

MINNEAPOLIS, April 25, 2016-Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer, healthier world, today reported net earnings of $4.4 million, or $0.25 per diluted share, on net sales of $179.9 million for the first quarter ended March 31, 2016. On a “Constant Currency” basis (assuming no change in foreign exchange rates from the prior year), Tennant would have reported 2016 first quarter net earnings per diluted share of $0.29, up 7.4 percent, compared to the prior year quarter. In the 2015 first quarter, Tennant reported net earnings of $5.0 million, or $0.27 per diluted share, on record net sales for a first quarter of $185.7 million.
Commented Chris Killingstad, Tennant Company's president and chief executive officer: “The sluggish business environment that we encountered in the 2015 fourth quarter carried over into the 2016 first quarter, making for a difficult comparison against record sales in the prior year period. Despite the continued economic volatility, we increased earnings per share in the 2016 first quarter versus the year ago quarter on a constant currency basis. We were encouraged to see rising sales momentum toward the end of the first quarter. Going forward, we remain well positioned to gain leverage and improve operating efficiencies. As a result, we are reaffirming our guidance for the full year.”
Tennant is continuing to pursue its growth strategy. The company plans to reach its $1 billion organic sales goal through a strong new product and technology pipeline, continued gains in emerging markets, a return to growth in Europe, a focus on strategic accounts and an enhanced go-to-market strategy designed to significantly expand Tennant’s worldwide market coverage and customer base.

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First Quarter Operating Review
The company's 2016 first quarter consolidated net sales of $179.9 million were down 3.2 percent compared to the prior year quarter. Unfavorable foreign currency exchange lowered consolidated net sales by approximately 2.0 percent and the impact from the divestiture of the Green Machines™ outdoor city cleaning line reduced consolidated net sales by 1.2 percent. Organic net sales, which exclude the impact of foreign currency exchange, and acquisitions and divestitures, were equal to the prior year period.
Contributing to 2016 first quarter results were increased sales through distribution and direct sales, particularly in Tennant’s largest region, the Americas. This channel mix drove higher sales of industrial equipment compared to the prior year quarter. Sales of scrubbers equipped with ec-H2O™ technology totaled approximately $32 million in the 2016 first quarter, with solid growth in North America.
Geographically, organic sales grew approximately 1.7 percent in the Americas, excluding unfavorable foreign currency exchange of approximately 2.0 percent, despite lapping the very robust Americas organic sales growth of approximately 11.5 percent in the prior year quarter. Sales in Europe, Middle East and Africa (EMEA) decreased 11.3 percent. Organic net sales in EMEA were down approximately 2.8 percent, excluding the impact of the Green Machines divestiture of 6.5 percent and unfavorable foreign currency exchange impact of approximately 2.0 percent. Strong sales to strategic accounts throughout EMEA were more than offset by lower direct sales and sales through distribution. Sales in the Asia Pacific (APAC) region declined 8.8 percent, or down approximately 5.8 percent organically, excluding an unfavorable foreign currency exchange impact of about 3.0 percent. In APAC, organic sales grew in Australia, Japan and China but declined in other Asian countries.
Tennant's gross margin in the 2016 first quarter rose to 43.1 percent compared to 42.0 percent in the prior year quarter. Gross margin in the 2016 first quarter improved 110 basis points, due to a more favorable channel mix and product mix, despite foreign currency headwinds that reduced gross margin by approximately 40 basis points. On a “Constant Currency” basis, first quarter gross margin would have been 43.5 percent.
Research and development (R&D) expense for the 2016 first quarter totaled $7.9 million, or 4.4 percent of sales, compared to $7.7 million, or 4.2 percent of sales, in the same quarter last year. The company continued to invest in developing innovative new products for its traditional core business, as well as in its Orbio Technologies Group, which is focused on advancing a suite of detergent-free and other sustainable cleaning technologies.
Selling and administrative (S&A) expense in the 2016 first quarter totaled $62.4 million, or 34.7 percent of sales. Tennant is investing in its digital transformation to build the company’s e-Business capabilities, which is anticipated to meet customers’ changing needs and enhance long-term sales growth. S&A in the 2015 first quarter was $62.1 million, or 33.4 percent of sales.

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Tennant's 2016 first quarter operating profit was $7.1 million, or 3.9 percent of sales, versus an operating profit of $8.3 million, or 4.4 percent of sales, in the year ago quarter. Due to the continued strength of the U.S. dollar in the 2016 first quarter, foreign currency exchange rates reduced operating profit by approximately $1.1 million. Tennant’s operating profit margin would have been 4.5 percent on a “Constant Currency” basis, excluding the impact of unfavorable foreign currency exchange. Tennant remains committed to the goal of a 12 percent or above operating profit margin.
Cash from operations, which is typically negative in the first quarter due to the seasonality in the business, totaled a negative $6.5 million compared to a negative $2.1 million in the year earlier quarter. The company's total debt was $22.7 million, down from $26.1 million at the end of the prior year quarter. Cash on the balance sheet totaled $26.9 million versus $76.8 million a year ago. Reflecting Tennant’s ongoing commitment to enhancing shareholder return, the company paid cash dividends of $3.5 million in the 2016 first quarter and repurchased 137,069 shares of common stock at a cost of $7.1 million. During 2015, Tennant repurchased 764,046 shares of common stock at a cost of $46.0 million.

New Product and Technology Pipeline
Tennant Company continues to execute against the strongest new product pipeline in its history. The company is on track to introduce significant industrial machine launches in 2016, including the recently introduced M17 Battery-Powered Sweeper-Scrubber. Tennant is committed to being an industry innovation leader and raising the standard for sustainable cleaning around the world.
Commented Killingstad: “The introduction of new products and technologies is important to our revenue growth, and we have a robust innovation engine to fuel Tennant’s sales. In addition to the M17, our latest new products and technologies include the IRIS® Asset Manager and our next-generation ec-H2O NanoClean® technology. We are very excited about the benefits that all of these deliver to our customers worldwide.”
The M17, unveiled in late March, is Tennant’s largest battery-powered sweeper-scrubber. This versatile machine allows operators to choose between dry sweeping, scrubbing, or simultaneously sweeping and scrubbing. The fume-free sweeper-scrubber has been engineered to be easy to operate and maintain, while providing big productivity gains through industry leading innovations. Among its features, it offers the Tennant Pro-Panel™ intuitive touch-screen interface.
In the 2015 fourth quarter, Tennant introduced the IRIS Asset Manager, an intelligent command center that helps customers drive operational consistency and reduce the cost to clean. Onboard technology collects machine usage, ec-H2O usage and machine location information. This data is available online 24/7 through an easy-to-use portal. The IRIS Asset Manager is available on many of Tennant’s commercial and industrial cleaning machines.
Tennant’s next generation of sustainable cleaning technology, ec-H2O NanoClean continues to be very well received and is available on the company’s applicable commercial scrubbers. The name NanoClean refers to the creation of nano-scale bubbles that are an important part of the cleaning

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mechanism. Like the original ec-H2O, the next-generation ec-H2O NanoClean technology electrically converts water into an innovative solution that offers the same benefits as the original, plus it cleans better, cleans more soils, and is effective in more applications.

Business Outlook
Tennant Company continues to estimate 2016 full year net sales in the range of $795 million to $825 million, down 2.1 percent to up 1.6 percent, or approximately zero percent to up 4 percent organically, excluding an unfavorable foreign currency exchange impact and a sales decline from the divestiture. The company expects 2016 full year earnings in the range of $2.25 to $2.55 per diluted share. Foreign currency exchange headwinds in 2016 are estimated to negatively impact operating profit in the range of $3 million to $6 million, or a negative impact of approximately $0.10 to $0.20 per diluted share. On a “Constant Currency” basis (assuming no change in foreign exchange rates from the prior year), 2016 full year earnings are anticipated to be in the range of $2.35 to $2.75 per share. The estimated slightly higher effective tax rate in 2016 is also anticipated to negatively impact earnings per share by approximately $0.05. The company expects its 2016 financial results to be stronger in the second half of the year.
Tennant’s 2016 annual financial outlook includes the following assumptions:

•	Slower economic growth in North America, modest improvement in Europe and growth in emerging markets;

•	Continued negative foreign currency impact on sales for the full year in the range of an unfavorable 1 percent to 2 percent, with a $3 million to $6 million negative effect on operating profit;

•	Decline in sales of approximately 1 percent from the sale of the Green Machines outdoor city cleaning line, and an immaterial impact on earnings;

•	Gross margin performance of approximately 43 percent;

•	R&D expense of approximately 4 percent of sales, as the company continues to invest in its core products and in water-based cleaning technologies;

•	Capital expenditures in the range of $25 million to $30 million; and

•	An effective tax rate of approximately 31 percent.
Commented Killingstad: “While we anticipate foreign currency and global economic volatility to remain challenging in the coming quarters, we continue to believe that Tennant is competitively advantaged. With our targeted vertical markets of education, healthcare and retail performing well, we are optimistic about our prospects in 2016 despite a difficult economic environment. We are focused on controlling costs and enhancing productivity across the organization. And we remain committed to reaching our goals of $1 billion in organic sales and a 12 percent operating profit margin.”

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Conference Call
Tennant will host a conference call to discuss the 2016 first quarter results today, April 25, 2016, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call and accompanying slides will be available via webcast on Tennant's investor website. To listen to the call live and view the slide presentation, go to investors.tennantco.com and click on the link at the bottom of the Home page. A taped replay of the conference call with slides will be available at investors.tennantco.com for approximately three months after the call.

About Tennant Company
Minneapolis-based Tennant Company (TNC) is a world leader in designing, manufacturing and marketing solutions that empower customers to achieve quality cleaning performance, significantly reduce their environmental impact and help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; and coatings for protecting, repairing and upgrading surfaces. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Louisville, Ky.; Uden, The Netherlands; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com.

Forward-Looking Statements
Certain statements contained in this document, as well as other written and oral statements made by us from time to time, are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; the competition in our business; foreign currency exchange rate fluctuations, particularly the relative strength of the U.S. dollar against other major currencies; our ability to attract and retain key personnel; our ability to successfully upgrade, evolve and protect our information technology systems; fluctuations in the cost, quality, or availability of raw materials and purchased components; our ability to effectively manage organizational changes; our ability to develop and commercialize new innovative products and services; unforeseen product liability claims or product quality issues; the occurrence of a disruption to the value chain process, such as sourcing, distribution, logistics or customer support; the occurrence of a significant business interruption; and our ability to comply with laws and regulations.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

“Constant Currency” Presentation
This news release and related conference call include a discussion of sales and sales growth on a “Constant Currency” basis, which are non-GAAP measures. For the purpose of comparison, sales growth on a “Constant Currency” basis uses the prior year exchange rates for the comparative period to enhance the visibility of the underlying business trends, excluding the impact arising from foreign currency exchange rate fluctuations.
FINANCIAL TABLES FOLLOW

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TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except shares and per share data)	Three Months Ended
	March 31
	2016	2015
Net Sales	$179,864	$185,740
Cost of Sales	102,362	107,659
Gross Profit	77,502	78,081
Gross Margin	43.1%	42.0%
Operating Expense:
Research and Development Expense	7,904	7,710
Selling and Administrative Expense	62,439	62,117
Loss on Sale of Business	62	—
Total Operating Expense	70,405	69,827
Profit from Operations	7,097	8,254
Operating Margin	3.9%	4.4%
Other Income (Expense):
Interest Income	41	50
Interest Expense	(302)	(377)
Net Foreign Currency Transaction Losses	(273)	(443)
Other Expense, Net	(36)	(52)
Total Other Expense, Net	(570)	(822)

Profit Before Income Taxes	6,527	7,432
Income Tax Expense	2,088	2,406
Net Earnings	$4,439	$5,026

Net Earnings per Share:
Basic	$0.25	$0.27
Diluted	$0.25	$0.27

Weighted Average Shares Outstanding:
Basic	17,544,192	18,238,097
Diluted	17,977,587	18,780,934

Cash Dividends Declared per Common Share	$0.20	$0.20

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In thousands)	Three Months Ended
	March 31
	2016	2015	%
Americas	$133,553	$134,003	(0.3)
Europe, Middle East and Africa	30,733	34,647	(11.3)
Asia Pacific	15,578	17,090	(8.8)
Total	$179,864	$185,740	(3.2)
(1) Net of intercompany sales.

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TENNANT COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)	March 31,	December 31,	March 31,
	2016	2015	2015
ASSETS
Current Assets:
Cash and Cash Equivalents	$26,914	$51,300	$76,824
Restricted Cash	544	640	341
Net Receivables	134,243	140,445	134,029
Inventories	84,085	77,292	85,611
Prepaid Expenses	11,564	14,656	10,737
Deferred Income Taxes, Current Portion	—	—	9,488
Other Current Assets	2,096	2,485	2,156
Assets Held for Sale	—	6,826	—
Total Current Assets	259,446	293,644	319,186
Property, Plant and Equipment	288,655	276,811	259,085
Accumulated Depreciation	(187,418)	(181,853)	(174,263)
Property, Plant and Equipment, Net	101,237	94,958	84,822
Deferred Income Taxes, Long-Term Portion	12,909	12,051	7,441
Goodwill	17,151	16,803	17,557
Intangible Assets, Net	3,105	3,195	14,221
Other Assets	18,852	11,644	10,926
Total Assets	$412,700	$432,295	$454,153

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current Portion of Long-Term Debt	$3,461	$3,459	$3,486
Accounts Payable	46,568	50,350	56,758
Employee Compensation and Benefits	26,887	34,528	25,461
Income Taxes Payable	252	1,398	105
Other Current Liabilities	38,602	43,027	38,072
Liabilities Held for Sale	—	454	—
Total Current Liabilities	115,770	133,216	123,882
Long-Term Liabilities:
Long-Term Debt	19,189	21,194	22,571
Employee-Related Benefits	21,458	21,508	25,121
Deferred Income Taxes, Long-Term Portion	58	5	5,949
Other Liabilities	4,493	4,165	4,147
Total Long-Term Liabilities	45,198	46,872	57,788
Total Liabilities	160,968	180,088	181,670
Shareholders’ Equity:
Preferred Stock	—	—	—
Common Stock	6,624	6,654	6,901
Additional Paid-In Capital	—	—	24,719
Retained Earnings	289,903	293,682	287,427
Accumulated Other Comprehensive Loss	(44,795)	(48,129)	(46,564)
Total Shareholders’ Equity	251,732	252,207	272,483
Total Liabilities and Shareholders’ Equity	$412,700	$432,295	$454,153

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TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)	Three Months Ended
	March 31
	2016	2015
OPERATING ACTIVITIES
Net Earnings	$4,439	$5,026
Adjustments to reconcile Net Earnings to Net Cash Used in Operating Activities:
Depreciation	4,256	4,122
Amortization	112	520
Deferred Income Taxes	(509)	205
Share-Based Compensation Expense	2,637	2,707
Allowance for Doubtful Accounts and Returns	(94)	139
Loss on Sale of Business	62	—
Other, Net	60	(45)
Changes in Operating Assets and Liabilities:
Receivables	9,342	16,160
Inventories	(5,642)	(9,529)
Accounts Payable	(4,083)	(3,405)
Employee Compensation and Benefits	(9,163)	(8,895)
Other Current Liabilities	(6,502)	(5,761)
Income Taxes	379	(2,267)
Other Assets and Liabilities	(1,761)	(1,099)
Net Cash Used in Operating Activities	(6,467)	(2,122)

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(6,820)	(4,129)
Proceeds from Disposals of Property, Plant and Equipment	65	86
Proceeds from Sale of Business	285	—
Decrease (Increase) in Restricted Cash	121	(13)
Net Cash Used in Investing Activities	(6,349)	(4,056)

FINANCING ACTIVITIES
Payments of Long-Term Debt	(2,008)	(2,000)
Purchases of Common Stock	(7,052)	(4,135)
Proceeds from Issuances of Common Stock	504	550
Excess Tax Benefit on Stock Plans	134	648
Dividends Paid	(3,539)	(3,690)
Net Cash Used in Financing Activities	(11,961)	(8,627)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	391	(1,333)

Net Decrease in Cash and Cash Equivalents	(24,386)	(16,138)

Cash and Cash Equivalents at Beginning of Period	51,300	92,962

Cash and Cash Equivalents at End of Period	$26,914	$76,824

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